EXHIBIT 99.1

WIRELESS AGE ANNOUNCES DELAY IN FILING FORM 10-K

TORONTO, ONTARIO, April 15, 2009 – Wireless Age Communications, Inc. (OTCBB: WLSA), (“Wireless Age” or the “Company”) announced today that there will be a delay in disseminating its December 31, 2008 year end audited financial results under Form 10-K.

The Company has not been able to finalize the audit of its December 31, 2008 year end results within the period prescribed under the provisions of Rule 12B25. The delay has been caused by accounting issues arising from the receivership order granted over its operating subsidiaries Wireless Age Communications Ltd. (“Wireless Communications”) and Wireless Source Distribution Ltd. (“Wireless Source”) on January 9, 2009. The issues are complex and include obtaining details of the result of any sale of Wireless Communications and Wireless Source assets by the receiver. The Company has been informally told that the receiver will be seeking court approval for a sale or sales of the assets imminently.

The Company is eligible for a 30 day grace period and intends to complete the audit and file Form 10-K during this period. The Company’s trading symbol will change from “WLSA” to “WLSAE” while the Company is filing deficient.

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

For more information contact:

John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223